SELIGMAN GROWTH FUND, INC.
NSAR - Item 77C

PROXY RESULTS
Seligman Growth Fund Shareholders voted on the following proposals at the Special Meeting of Shareholders held on December 12, 1995, in New York, New York. Each Director was elected, and all other proposals were approved. The description of each proposal and number of shares voted are as follows:



                                    FOR          AGAINST            NON-VOTE
                                   -----       ----------        ------------
Election of Directors:
   Fred E. Brown                67,455,287      2,730,217          36,646,940
   John R. Galvin               67,256,368      2,873,618          36,645,949
   Alice S. Ilchman             67,498,741      2,739,834          36,646,925
   Frank A. McPherson           67,334,490      2,834,446          36,648,938
   John E. Merow                67,284,803      2,920,029          36,638,791
   Betsy S. Michel              67,713,435      2,575,953          36,649,252
   William C. Morris            67,707,714      2,596,558          36,649,254
   James C. Pitney              67,739,484      2,558,852          36,641,104
   James Q. Riordan             67,720,815      2,550,584          36,641,103
   Ronald T. Schroeder          67,786,994      2,522,438          36,619,249
   Robert L. Shafer             67,762,057      2,546,635          36,649,250
   James N. Whitson             67,758,187      2,555,944          36,638,755
   Brian T. Zino                67,693,368      2,606,917          36,649,253


                                                        FOR             AGAINST         ABSTAIN           NON-VOTE
                                                       -----          ----------      ----------       ------------
Ratification of Deloitte & Touche LLP
   as independent auditors:                          66,441,703        1,192,037       2,678,775          36,649,244
Approval of amendment to the Management
   Agreement to increase management fee
   payable by the Fund:                              49,797,388       16,413,554       4,102,072          36,648,745
Approval of amendment to the Subadvisory
   Agreement to increase the subadvisory fee
   payable by J. & W. Seligman & Co. Incorporated:   49,760,584       16,140,986       4,410,944          36,649,245
Approval of amendment of the Fund's fundamental
   investment policy to permit mortgaging
   or pledging of its assets:                        53,598,913       10,936,401       5,777,203          36,649,243
Approval of increasing borrowing limits:             55,782,761       10,934,163       4,135,591          36,373,890
